UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2012

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Shareholders was held on August 28, 2012 at the Company’s headquarters.

The first matter voted upon at the meeting was the election of directors.  Each of the nominees was elected to hold office for one year until the 2013 Annual Meeting of Shareholders or until their successors are elected and qualified.  The results of the voting at the meeting are as follows:

DIRECTOR NOMINEE	FOR	WITHHELD	NON VOTE
Dennis W. Archer	173,860,504	5,161,074	18,342,387
Gurminder S. Bedi	173,377,949	5,643,629	18,342,387
William O. Grabe	172,091,807	6,929,771	18,342,387
Frederick A. Henderson	175,069,727	3,951,852	18,342,387
Peter Karmanos, Jr.	172,604,970	6,416,608	18,342,387
Faye Alexander Nelson	173,736,398	5,285,180	18,342,387
Robert C. Paul	173,680,818	5,340,760	18,342,387
Glenda D. Price	175,055,655	3,965,924	18,342,387
W. James Prowse	173,707,100	5,314,479	18,342,387
G. Scott Romney	166,986,051	12,035,528	18,342,387
Ralph J. Szygenda	173,961,544	5,060,034	18,342,387

The second matter voted upon was the ratification of the appointment of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2013. Total votes for – 191,904,099, against – 3,558,268, abstained – 1,901,598, and broker non-votes – 0.

The third matter voted upon was the approval of a non-binding proposal to ratify the Rights Agreement, dated October 25, 2000, as amended on March 9, 2012.  Total votes for – 123,945,891, against – 54,469,499, abstained – 606,187, and broker non-votes – 18,342,387.

The fourth matter voted upon was a proposal to approve the amendment to the Restated Articles of Incorporation to adopt a majority vote standard for the election of directors. Total votes for – 178,403,870, against – 139,981, abstained – 477,727, and broker non-votes – 18,342,387.

The fifth matter voted upon was the approval of a non-binding proposal to approve the compensation of the Company’s named executive officers. Total votes for – 154,336,523, against – 24,044,916, abstained – 640,139, and broker non-votes – 18,342,387.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: August 30, 2012	By:	/s/ Laura L. Fournier
Laura L. Fournier
Executive Vice President
Chief Financial Officer